EMC²
where information lives

July 11, 2009

Innovative Card Technologies, Inc.
US Bank Tower
633 West Fifth Street
Suite 2600
Los Angeles, CA 90071
Attn: Richard Nathan, Chief Executive Officer

Re: Assignment of Debenture and Common Stock Warrants

Dear Mr. Nathan:

Reference is hereby made to that certain Securities Purchase Agreement (the "Agreement"), dated April 15, 2008, as amended, by and between EMC Corporation, a Massachusetts corporation ("EMC"), and Innovative Card Technologies, Inc., a Delaware corporation ("INVC"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

EMC hereby covenants to assign its Debenture and all of its Warrants to INVC for the purchase price of $1.00 upon (i) the delivery of the Audit Certification (as hereinafter defined) and (ii) the acceptance by EMC of all of the following (collectively, the "Deliverables"):

1) A list of the complete inventory of EMC-related materials and intellectual property at the facilities of each of INVC and SmartDisplayer Technology, including any event chips, time chips, EPMs, BDMs, any WIP inventory;

2) A certification from both INVC and SmartDisplayer Technology that all EMC materials and intellectual property, including without limitation all software and other electronic information, has been destroyed or returned and that no EMC intellectual property or materials have been sent to and remain with a third party; and

3) A certification from INVC that it has removed and/or destroyed any and all references to EMC, RSA Security Inc., a Delaware corporation and wholly owned subsidiary of EMC ("RSA"), SecurID® or the SID 1100 from its web site and its promotional and marketing material.

With respect to EMC intellectual property in a physical medium at the facilities of each of INVC and SmartDisplayer Technology and the Deliverables, INVC shall, or shall arrange for SmartDisplayer Technology to, send such intellectual property and Deliverables to INVC's Florida facility located at 5130 Commercial Drive, Suite F, Melbourne, Florida 32940 (the "Florida Facility"). INVC will incur and be responsible for all costs stemming from the shipment of such intellectual property and Deliverables to its Florida Facility, including without limitation any taxes or tariffs imposed on such shipment. EMC will then promptly review the intellectual property and Deliverables and decide, in its sole discretion, whether to approve or reject such Deliverables. For purposes of clarity, INVC will provide reasonable assistance with respect to such review and verification of the Deliverables. In the case of rejection, EMC shall provide in reasonable detail the reasons for rejection, as well as recommend additional procedures or actions to be taken by INVC or SmartDisplayer Technology prior to resubmission of such Deliverables for approval. Notwithstanding the approval, EMC will not be entitled to take possession of the

intellectual property in a physical medium or the Deliverables until such time as the Audit Certificate is accepted by EMC.

Within 10 days after approval of the Deliverables, EMC will choose and send an independent auditor ("Auditor") to INVC's facilities, both the Florida Facility and any other facility operated by INVC, in order to review INVC's systems, including without limitation INVC's email server, and conduct interviews of its employees, consultants and former employees (collectively, the "Audit"). For purposes of clarity, employees of EMC may be on site at the INVC facilities during such Audit. Subject to compliance with the foregoing, EMC will make commercially reasonable efforts to ensure that such Audit is completed within 10 days of commencement. INVC will allow the Auditor access to its systems and employees, consultants and former employees and will cooperate and comply with any reasonable requests made by the Auditor during such Audit. Upon completion of the Audit, INVC will obtain from the Auditor and deliver to EMC a certification signed by the Auditor (the "Audit Certification") which states that all EMC intellectual property has been removed from INVC's systems. All expenses related to the Audit and the removal of EMC's intellectual property from INVC's systems will be paid by EMC. In the event that the Auditor determines that the Audit Certification can not be given, the obligations of EMC contained in this letter agreement shall immediately terminate.

Within two (2) days of delivery to EMC of the Audit Certificate, INVC will inform EMC of when it may take physical possession and acceptance of the intellectual property in a physical medium and the Deliverables, provided that such day will be within ten (10) days of the Audit Certificate being delivered. Upon EMC taking physical possession, INVC will have no further obligations with regard to such property and the Debenture and Warrant will be transferred following the execution of an assignment form by EMC. All costs incurred in shipping such property to the Florida location will be the responsibility of INVC. All cost incurred in the shipment or destruction of the property from the Florida location by EMC will be the responsibility of EMC.

The parties hereto agree to terminate that certain Supply and License Agreement (the "Supply Agreement"), dated April 11, 2008, by and between INVC and RSA, effective as of the date hereof. The parties acknowledge that the termination of the Supply Agreement, as defined below, may be deemed a material event. In the event such termination is deemed material, at the sole discretion of INVC, EMC acknowledges that INVC may disclose this agreement and the terms hereof in its public filings. Otherwise, INVC covenants not to publicize the letter agreement or any of the transactions set forth hereunder without the express written consent of EMC.

In consideration of the mutual promises, agreements and covenants contained herein, each party hereby relieves, releases and forever discharges the other party and its subsidiaries and affiliates, including without limitation RSA, and their respective past and present employees, representatives, principals, agents, shareholders, officers, directors, predecessors, if any, joint ventures, successors and assigns, heirs, executors, administrators and trustees from and against any and all suits, causes of action (in law or in equity), claims, contentions, actions, allegations, debts, liabilities, costs and expenses (including reasonable attorneys' and accountants' fees), tax obligations (including penalties and/or interest assessed on amounts otherwise due), damages, obligations and demands (in law or in equity), of whatever kind, whether now known or unknown, whether accrued or not yet accrued, based on, arising out of, or in connection with any act, failure to act, or event that arises out of is related, directly or indirectly, to the transactions contemplated herein or in the Transaction Documents or the Supply Agreement.

If you are in agreement with EMC's request, please countersign this letter agreement under the signature block located below and send me a copy of the countersigned letter at the following address:

EMC Corporation
176 South Street
Hopkinton, MA 01748.

This letter agreement shall be governed by and interpreted in accordance with laws of the Commonwealth of Massachusetts, excluding its choice of law rules.

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Regards,

EMC CORPORATION

By: A W Coviello Jr
Name: Arthur W. Coviello, Jr.
Title: Executive Vice President
Date:

RSA SECURITY INC.

By: A W Coviello Jr
Name: Arthur W. Coviello, Jr.
Title: President
Date:

ACCEPTED AND AGREED:

INNOVATIVE CARD TECHNOLOGIES, INC.

By:______________
Name: Richard Nathan
Title: Chief Executive Officer
Date: